Exhibit 10.5

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

STOCK OPTION AWARD AGREEMENT

DATED 31 MARCH 2005

Michael H. Jordan

Pursuant to the terms of the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, you have been awarded a stock option right to acquire EDS Common Stock, subject to the terms and conditions described in this agreement:

STOCK OPTIONS GRANTED

550,000

STOCK OPTION GRANT PRICE

$20.665

This grant is made pursuant to the Nonqualified Stock Option Agreement dated as of 31 March 2005, between EDS and you, which Agreement is attached hereto and made a part hereof.

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (herein called the "Agreement") is made and entered into effective as of 31 March 2005 (the "Date of Grant"), by and between Electronic Data Systems Corporation, a Delaware corporation ("EDS" or the "Company") and the employee of EDS  (or any of its subsidiaries) whose printed name is set forth on the cover page and whose printed name and signature is set forth on the signature page of this Agreement ("Grantee").  Except as defined herein, capitalized terms shall have the same meaning ascribed to them under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, as from time to time amended (the "Plan").  To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

1.         Award of Option.  In order to encourage Grantee's contribution to the successful performance of the Company, Grantee's agreement not to disclose confidential and proprietary information relating to EDS and/or its clients, and in consideration of the performance of future services of Grantee to the Company, EDS hereby awards to Grantee as of the Date of Grant, pursuant to the terms of the Plan and this Agreement, an option (the "Option") to purchase from EDS, at $20.665 per share (the "Option Price"), that number of shares of EDS Common Stock set forth on the cover page of this Agreement (the "Option Shares"), subject to the conditions, restrictions and limitations set forth below and in the Plan.  The Option Price and Option Shares are subject to adjustment pursuant to Paragraph 9 below.  The Grantee hereby acknowledges and accepts such grant and agrees to accept the Option and if exercised, acquire shares of EDS Common Stock covered thereby, upon such terms and subject to such conditions, restrictions and limitations contained in this Agreement and the Plan.

2.         Vesting; Conditions to Exercise.

(a)        Subject to termination of the Option or the earlier vesting of the Option Shares pursuant to  this Agreement or the Plan, on the Vesting Date (as defined below), Grantee shall become vested in one-hundred percent (100%) of the total number of Option Shares, which shall then be considered Vested Option Shares (as defined below), and with Grantee able to purchase shares of Common Stock covered by such Vested Option Shares.

(b)        Except as otherwise provided in Paragraph 3 below, Grantee is entitled to purchase at any time or from time to time shares of Common Stock covered by Vested Option Shares beginning on the date on which such Option Shares become Vested Option Shares and ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant.

(c)        Except as otherwise provide in Paragraph 3 below, during the first year following the Vesting Date of the option grant, Vested Option Shares may only be exercised by means where shares of EDS Common Stock are acquired; and such shares acquired during the first year following the Vesting Date may not be sold, assigned, transferred, pledged or otherwise encumbered for a period of one year following the date of purchase.

(d)        The Option shall be considered exercised as to all or a portion of the Vested Option Shares on the first business day on which both (i) and (ii) below have occurred:

(i)        Receipt of notice by the EDS Stock Plans Administration or a designated administrative agent specifying, among other things, the number of Vested Option Shares to be exercised; and

(ii)        Payment to EDS of the Option Price for each Vested Option Share to be purchased in cash or by means of tendering EDS Common Stock owned by the Grantee or a combination thereof, provided that such owned shares of EDS Common Stock (x) are freely transferable and (y) have been owned by the Grantee for at least six-months prior to the tender thereof.

(e)        In all cases, exercise of the Option must comply with applicable law.

3.         Effect of Certain Events.

(a)        If Grantee's replacement as Chief Executive Officer has been designated by the EDS Board of Directors and Grantee's employment with the Company is terminated prior to 5:00 P.M., Plano, Texas time, on the Vesting Date because of involuntary termination other than for Cause or voluntary termination with the EDS Board of Directors' consent (each an "Early Vesting Event" and the date of an Early Vesting Event, the "Early Vesting Date"), then all of the Option Shares shall immediately be deemed to be Vested Option Shares and shall be exercisable in accordance with the following provisions, and the restrictions as described in Paragraph 2(c) above shall be waived.

(i)         Grantee is entitled to purchase at any time, or from time to time, 183,334 shares of Common Stock covered by Vested Option Shares during the period commencing on the Early Vesting Date and ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant.

(ii)        Grantee is entitled to purchase at any time, or from time to time, 183,333 shares of Common Stock covered by Vested Option Shares during the period commencing on the first anniversary of the Early Vesting Date and ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant.

(iii)       Grantee is entitled to purchase at any time, or from time to time, 183,333 shares of Common Stock covered by Vested Option Shares during the period commencing on the second anniversary of the Early Vesting Date and ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant.

(b)        If Grantee's employment with the Company is terminated prior to 5:00 P.M., Plano, Texas time, on the Vesting Date because of death or Total Disability, then a pro rata amount of the Option Shares shall be considered to become immediately and unconditionally Vested Option Shares without regard to Paragraph 2 above, by multiplying the number of Option Shares granted by a fraction, the numerator of which shall be the number of complete months between the first day of the grant and the date of the applicable event, and the denominator being 35 (thirty-five).  The Grantee or the Beneficiary (if any) (as hereinafter defined), or the representative of Grantee's estate may purchase some or all of the Vested Option Shares that exist as of and on Grantee's employment termination date, for the shorter of (i) the two-year period commencing on the date of the termination, or (ii) the period ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant, and the restrictions as described in Paragraph 2(c) above shall be waived.

(c)        If, before the Grantee's replacement as Chief Executive Officer has been designated by the EDS Board of Directors, Grantee's employment with the Company is involuntarily terminated (other than for Cause) prior to the Vesting Date or if Grantee voluntarily terminates employment with the Company prior to the Vesting Date with the consent of the EDS Board of Directors, then a pro rata amount of the Option Shares shall be considered to become immediately and unconditionally Vested Option Shares without regard to Paragraph 2 above, by multiplying the number of Option Shares granted by a fraction, the numerator of which shall be the number of complete months between the first day of the grant and the date of the applicable event, and the denominator being 35 (thirty-five). The Grantee may purchase some or all of the Vested Option Shares that exist as of and on Grantee's employment termination date, for the shorter of (i) the two-year period commencing on the date of the termination, or (ii) the period ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant, and the restrictions as described in Paragraph 2(c) above shall be waived.

(d)        If Grantee's employment with the Company is terminated whether voluntarily with consent of the Board of Directors or involuntarily for any or no reason (other than by reason of death, Total Disability, or Cause) during the period commencing on the Vesting Date and ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant, then Grantee shall be entitled to purchase at any time or from time to time that number of outstanding Vested Option Shares that exist as of and on Grantee's employment termination date beginning on the termination date and ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant.

(e)        In the event of a Change  of Control, all of the unvested Option Shares granted pursuant to this agreement shall immediately be deemed to be Vested Option Shares, and shall be exercisable for the shorter of (i) the one-year period commencing on the date of the Change of Control, or (ii) the period ending at 2:30 P.M., Plano, Texas time, on the seventh (7th) anniversary of the Date of Grant, and the restrictions as described in Paragraph 2(c) above shall be waived with respect to all Vested Option Shares.

            (f)        If Grantee's employment with the Company is terminated for Cause or by voluntary termination without the consent of the EDS Board of Directors, then Grantee's right to vest in the Option Shares granted hereunder shall terminate, without any payment of consideration by the Company to Grantee, and Grantee shall be entitled to purchase that number of outstanding Vested Option Shares that exist as of and on Grantee's employment termination date at any time or from time to time for the ninety (90) day period following the date of termination, and the exercise restrictions as described in Paragraph 2(c) above shall be waived.

4.         Restrictions on Transfer.  Except as provided in Paragraph 14 of the Plan, the Option granted hereunder to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  Consistent with the foregoing and except as contemplated by Paragraph 5 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Grantee or Grantee's Beneficiary (if any) after Grantee's death shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder other than as contemplated by Paragraph 5 below, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

5.         Beneficiary Designations.  Grantee may file with the EDS Stock Plans Administration or a designated administrative agent, on such form as may be prescribed by EDS, a designation of one or more beneficiaries (each, a "Beneficiary") to whom the right to exercise the Option shall pass in the event of the death of Grantee.  Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the EDS Stock Plans Administration or a designated administrative agent.  If there is no effective Beneficiary designation on file at the time of Grantee's death, or if the designated Beneficiary or Beneficiaries have all predeceased Grantee, the right to exercise the Vested Option Shares and to purchase shares of Common Stock shall be determined in accordance with applicable law.

6.         Withholding Tax Requirements.  To the extent that the grant, delivery, vesting, or exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option, or any other occurrence, creates a withholding obligation in respect of tax or social security or a similar liability, Grantee shall deliver to the Company at the time of such grant, vesting, exercise, disposition, or occurrence such amount of money or shares of stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company is authorized to withhold from any cash or Common Stock or other remuneration then or thereafter payable to

Grantee any tax or similar payment required to be withheld by reason of such obligation.  The Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Common Stock distributable to Grantee at any time, including upon the exercise of this Option, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

7.         Sale and Issuance of EDS Common Stock.  Grantee agrees that Grantee shall not sell the Vested Option Shares and that EDS shall not be obligated to deliver any shares of EDS Common Stock if counsel to EDS determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of EDS with, any securities exchange or association upon which EDS Common Stock is listed or quoted.  EDS shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of EDS Common Stock to comply with any such law, rule, regulation or agreement.  Subject to the foregoing and upon written request of Grantee, the EDS Stock Plans Administration shall cause delivery of such shares of EDS Common Stock which Grantee is entitled to receive pursuant to this Agreement, provided, however, that the Company shall not be required to deliver shares of such EDS Common Stock until Grantee has complied with his or her obligations to satisfy the applicable withholding tax requirements pursuant to Paragraph 6 above.

8.         Prerequisites to Benefits.  Neither Grantee nor any person claiming through Grantee shall have any right or interest in the Option awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person shall have been complied with as specified herein and therein.  Grantee acknowledges that as a condition to receipt of the grant made hereunder, Grantee shall have delivered to the Company an executed copy of this Nonqualified Stock Option Agreement and an executed Equity Related Agreement (hereinafter defined).

9.         No Rights as a Stockholder Prior to Exercise; No Payment of Dividends or Dividend Equivalents; Adjustments.

(a)        Grantee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the Option Shares covered by the Option unless and until Grantee has purchased the shares of Common Stock covered by Vested Option Shares in accordance with the terms of this Agreement and has complied with the other applicable provisions of this Agreement and the Plan, including paragraph 6.

(b)        The Option shall be subject to adjustment (including, without limitation, as to the number of Option Shares and Option Price per share) in the sole discretion of the Board of Directors of EDS and in such manner as the Board of Directors of EDS may deem equitable and appropriate in connection with the occurrence of any of the events described in Section 15 of the Plan following the Date of Grant.

10.        Certain Definitions.  For purposes of this Agreement, the following additional definitions shall be applicable:

"Cause" shall mean Grantee has (a) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS' lawful and appropriate policies, directives or orders applicable to EDS employees holding comparable positions that resulted in significant harm to EDS; (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents; (d) willfully and materially violated the EDS Code of Business Conduct that resulted in significant harm to EDS; or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties that resulted in significant harm to EDS. For purposes of the definition of Cause, no act or failure to act on Grantee's part shall be considered "willful" unless it is done, or omitted to be done, by Grantee intentionally, in bad faith and without reasonable belief that Grantee's action(s) or omission(s) was in the best interest of EDS.

"Change of Control" has the meaning as set for in the Amended Change of Control Agreement between the Company and the Grantee, dated 20 February 2004.

"Equity Related Agreement" shall mean an agreement between the Company and the Grantee associated with the grant of Option Shares evidenced by this Agreement which contains terms, condition and provisions regarding one or more of (a) competition by the Grantee with the Company; (b) maintenance of confidentiality of the Company's and/or clients' information; and (c) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with the grant evidenced by this Agreement.

"Total Disability" shall be determined by regulation of the Committee from time to time in its sole discretion.

"Vested Option Shares" shall mean shares of EDS Common Stock the Grantee is entitled to receive upon exercise of the Option and fulfillment of any other terms and conditions applicable to the Grantee under this Agreement and/or the Plan.

"Vesting Date" shall mean 29 February 2008, unless otherwise provided for in Paragraph 2 or Paragraph 3 above.

11.        Miscellaneous Provisions.  For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)        Receipt and Review of the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation Prospectus.  Grantee acknowledges receipt of a copy of the Plan Prospectus relating thereto and to the Common Stock.  Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.

(b)        Conflicts.  The Company and Grantee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Grantee's consent, adversely affect the rights specifically granted Grantee hereunder.

(c)        Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.  From and after the death of Grantee, the term "Grantee" shall be deemed to include the Beneficiary of Grantee (if any) or the Grantee's estate.

(d)        Notices.  Any notice under this Agreement to the Company shall be addressed to EDS Stock Plans Administration at 5400 Legacy Drive, Plano, Texas 75024-3199 and any notice to Grantee shall be addressed to Grantee at the address listed within the Company's employee records.  However, either party may at any time notify the other in writing of a new address for such purpose.

(e)        Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been entered into with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(f)        Headings.  The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(g)        Equitable Relief.  The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, and any such action, including an action seeking specific performance or injunctive relief, may be brought in Plano, Collin County, Texas.

(h)        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Any action, suit or proceeding arising out of any claim against the Company under this Agreement shall be brought exclusively in the federal or state courts located in the state in which the Company has its principal business headquarters.

(i)         Determinations by Committee.  All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.  Notwithstanding anything contained in this Agreement to the contrary, the Committee has complete discretion as to whether or not to make any determinations hereunder, and to the extent it or its delegate does so make any determinations, such determinations are final.

(j)         No Liability.  No member of the Committee or any other person to whom the authority has been delegated shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties or responsibilities under the Plan or this Agreement, except for his or her own willful misconduct or as expressly provided by applicable law.

(k)        Validity of Agreement.  This Agreement shall be valid and binding upon EDS only if and when it has been duly executed (whether manually and/or by electronic signature) by the Grantee.

(l)         Employment Relationship. Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of EDS, employment with EDS is for an indefinite term and may be ended, with or without Cause, at any time by either the Grantee or EDS, with or without previous notice.  Nothing in this document will be construed to oblige EDS to continue Grantee's employment for any particular time or under any particular terms and conditions of employment.

(m)       Acquired Rights Waiver.  Grantee understands that under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation ("Plan"), grants of stock options under the Plan are made at the complete discretion of EDS pursuant to the Plan.  Grantee understands that the Committee (as defined in the Plan) has complete authority to administer, construe and interpret the Plan, establish rules and regulations concerning the Plan, and perform all other acts deemed reasonable and proper in that regard, including the power to delegate to others the authority to assist in the administration of the Plan.  Grantee understands that Grantee does not acquire any additional rights as a result of being eligible to participate in the Plan or deciding to exercise my stock options.  Grantee does not expect that any future grants will be made under the Plan, or any other plan, nor does Grantee expect that the benefits accruing under the Plan will be reflected in any severance, overtime, benefit, retirement or indemnity payments that EDS or any affiliate or subsidiary may make to me in the future.  Grantee has been provided with a description of the Plan, and Grantee has read that description.  Grantee fully understands his rights under the Plan, and in particular that stock options granted under the Plan are non-transferable, except as provided under section 14 of the Plan and section 4 of this Agreement.  The offer to participate in the Plan does not constitute an acquired right. Grantee acknowledges and agrees that the stock option grant is not part of my current employment compensation and that neither eligibility for, nor participation in, the Plan guarantees any right to future employment with EDS or any of its subsidiaries or affiliates.

(n)        Data Protection Waiver.  Grantee understands and consents to EDS or its agents or independent contractors appointed to administer the Plan obtaining and processing personal information of Grantee's relevant to the effective administration of the Plan and also consents that such personal information may be transmitted outside of the country of Grantee's employment and/or residence as appropriate for EDS business purposes in the administration of the Plan.

This Agreement has been delivered to Grantee and is being accepted and will be effective only upon execution by the signature of the Grantee and timely delivery to EDS.

GRANTEE:

Signature

Printed Name: Michael H. Jordan

Work E-mail Address

U.S.  3.31.05